Ply Gem Prime Holdings, Inc.
600 West Major Street
Kearney, Missouri 64060

September 25, 2006

John Wayne
1235 West 61st street
Kansas City, MO 64113

Re: Phantom Incentive Unit Award Agreement Amendment

Dear Mr. Wayne:

As you know, the Board of Directors (the “Board”) of Ply Gem Prime Holdings, Inc. (the “Company”) has determined that it is desirable to amend and shorten the lifespan of the nonqualified deferred compensation arrangement represented by your Phantom Incentive Unit Award under the Ply Gem Prime Holdings, Inc. Amended and Restated Phantom Stock Plan (the “Phantom Plan”). The primary reason for this determination is the significant uncertainty regarding the proper application of new Internal Revenue Code Section 409A, particularly as applied to phantom equity arrangements of private companies. Any Section 409A compliance mistake can result in phantom equity holders having to pay substantial penalty taxes in addition to regular income taxes. (Capitalized terms used but not defined in this letter shall have the meaning ascribed to such terms in the Phantom Plan or, if not defined therein, in your Phantom Incentive Unit Award Agreement.)

Your Account under the Phantom Plan shall (i) as of the date of this letter, be assigned a cash value, calculated by multiplying $10.00 by the number of Phantom Incentive Units credited to your Account on the date of this letter, and, (ii) at all times after the date of this letter, be denominated in U.S. dollars rather than Common Stock or any other form of real or phantom equity. After the date of this letter and until January 31, 2007, the value of the Account shall be updated as if interest was credited on the value of the Account, and compounded at December 31, 2006, at a rate equal to the applicable federal rate for short-term loans.

On January 31, 2007, the Company shall pay you a one-time, lump-sum cash payment equal to the value of your Account on such date, calculated as described in the preceding paragraph, even if your employment with the Company or its Affiliates is terminated earlier.

Despite any reference in this letter or in the Phantom Plan to an “Account”, the arrangement represented by your Phantom Incentive Unit Award, as modified by this letter, remains a nonqualified deferred compensation arrangement. To the extent that any provisions of the Phantom Plan or the Phantom Incentive Unit Award Agreement are inconsistent with the terms of this letter, including, without limitation, any provisions regarding the payment of your Account in the form of, or valuation of your Account by reference to, Common Stock effective on and after the date of this letter or the payment of your Account following termination of employment or any IPO or Realization Event, such provisions shall be deemed amended to the extent necessary to be consistent with this letter and, if they cannot be read to be consistent with this letter, then they shall be void and of no further force and effect as applied to your Phantom Award.

* * *

By signing this letter in the space below, you indicate your consent to the amendments to your Phantom Incentive Unit Award on the terms set forth in this letter.

Ply Gem Prime Holdings, Inc.

By: ___________________________
Name: Shawn K. Poe
Title: Chief Financial Officer

Accepted and Agreed to:

By: __________________________
John Wayne